Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation, by reference, in the Registration Statement on Form S-8 No. 333-34690 of the MONY Group Inc. of our report dated May 14, 2004 relating to the financial statements of the Retirement Plan for Field Underwriters of MONY Life Insurance Company which report appears in this Form 11-K.

/s/    Mitchell & Titus LLP

New York, New York

June 18, 2004